Obtaining Control of Credit Suisse Floating Rate High Income Fund A

As of April 30, 2014, Pershing ("Shareholder") owned 24,465,845 shares of the Fund, which represented 35.03% of the outstanding shares. As of April 30, 2015 shareholder owned 29,739,280 shares of the Fund which represented 56.40% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund


Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of April 30, 2014, Merrill Lynch ("Shareholder") owned 5,757,562 shares of the Fund, which represented less than 25% of the outstanding shares. As of April 30, 2015 shareholder owed less than 25% of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Floating Rate High Fund I

As of April 30, 2014, NFSC owned 38,318,952 shares of the Fund, which represented less than 25% the outstanding shares. As of April 30, 2015 No Shareholder owned more than 25% of the Fund Accordingly, No
Shareholder is considered a controlling person of the Fund


Ceasing Control of Credit Suisse Floating Rate High Income Fund B

As of April 30, 2014, Merrill Lynch ("Shareholder") owned 224,553 shares of the Fund, which represented 38.57% of the outstanding shares. As of April 30, 2015 Shareholder owned less than 25% of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.